Exhibit 10.5

[Pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission.]

AMENDMENT TO
CONTRACT MANUFACTURING SUPPLY AGREEMENT

             THIS AMENDMENT (“Amendment”) to CONTRACT MANUFACTURING SUPPLY AGREEMENT dated September 22, 1999 (“Supply Agreement”), is made effective as of the 22nd day of May, 2001 by and between MBC Holding Company, (f/k/a/ Minnesota Brewing Company), a Minnesota corporation, with its principal executive offices located at 882 West Seventh Street, Saint Paul, Minnesota 55102 ("Supplier") and Mark Anthony Brewing, Inc., with its principal executive offices located at 143 Union Blvd, Suite 850, Lakewood Colorado 80228  (“Buyer” or “Mark Anthony”).

WITNESSETH:

             WHEREAS, Buyer, as successor to Mark Anthony International SRL, under the Supply Agreement, has retained Supplier to manufacture, blend, produce, process, bottle, label, package, store and load "Mike's Hard Lemonade" (the "Beverage") at its facilities and Supplier has agreed to manufacture the Beverage upon the terms and conditions set out in the Supply Agreement;

             WHEREAS, Buyer has requested that Supplier purchase and install certain equipment and make certain improvements in its bottling operations in Saint Paul, Minnesota (the “2001 Bottling Line”) to increase production under the Supply Agreement;

             WHEREAS, Supplier has agreed to acquire the 2001 Bottling Line and has entered into an Amended and Restated General Credit and Security Agreement dated as of  March 29, 2001 (the “Credit Agreement”) with Bremer Business Finance Corporation, a Minnesota corporation (“Bremer”) to finance the 2001 Bottling Line;

             WHEREAS, Bremer has requested as additional collateral under the Credit Agreement that Mark Anthony cause The Bank of Nova Scotia, a Canadian bank, to issue on Mark Anthony’s behalf in favor of Bremer a Letter of Credit in the amount of $[Confidential Treatment Requested] (“Letter of Credit”);

             WHEREAS, Mark Anthony has agreed to provide the Letter of Credit pursuant to the terms of a Financial Assistance and Indemnity Agreement dated as of May 22, 2001 ("Financial Assistance Agreement") and this Amendment;

             WHEREAS, Bremer and Mark Anthony are parties to that certain Amended and Restated Intercreditor Agreement dated as of May 22, 2001 (the “Intercreditor Agreement”) with Stearns Bank, National Association, a United States national banking association;

             WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Supply Agreement.

             NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the parties contained herein, the parties agree as follows:

             1.  Priority.   Supplier hereby agrees that, during the terms of the Supply Agreement, it will establish scheduling priority on the 2001 Bottling Line to production of Beverages pursuant to the Supply Agreement over all non-proprietary labels.

             2.  Limitation on Production of Competing Products. [Confidential Treatment Requested]

             3.  Price Adjustments.  [Confidential Treatment Requested]

             4.  Right of Set-Off.

             Subject to any limitation on Mark Anthony’s right of set-off agreed to by the parties under the Intercreditor Agreement, in the event Supplier owes any amount to Buyer or its affiliates under the terms of the Financial Assistance Agreement, Buyer shall have the right to set-off against all amounts invoiced from time to time under the Supply Agreement an amount equal to the number of cases invoiced multiplied by [Confidential Treatment Requested]  multiplied by the current balance owed by Supplier to Buyer or its affiliates under the Financial Assistance Agreement divided by [Confidential Treatment Requested]. The set-off provided for in this provision shall apply to the net amount invoiced after any adjustments to the price per case required by Section 3 or otherwise in this Amendment have been applied.  Any set-off taken by Buyer under this shall reduce the amount owed by Supplier under the Financial Assistance Agreement and shall be applied first to unpaid accrued interest and second to reduction of the principle balance owed.  Any amount invoiced and set forth in this manner shall remain an obligation of Buyer, however, subject to normal payment terms.

             5.  Survival of Agreement. The right of set-off set forth in Section 4 shall be in addition to all other rights that Buyer has under the Supply Agreement and the election of the right of set-off shall not limit any other rights or remedies of Buyer under the Supply Agreement.  All provisions of the Agreement not expressly modified by this Amendment will remain in full force and effect.

             IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first above written.

MBC HOLDING COMPANY, INC.

By:	/s/ Charles M. Woodside

Chief Financial Officer

MARK ANTHONY BREWING, INC.

By:	/s/ Duncan Johnston

Treasurer